EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)


                               Nine Months Ended      Three Months Ended
                                   August 31,             August 31,
                                1997      1996        1997        1996
Net income                    $510,700  $451,479    $297,893    $268,131
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
   Interest reduction from
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                                   4,100                   1,328
Adjusted net income           $510,700  $455,579    $297,893    $269,459


Weighted average shares
outstanding                    298,062   288,524     298,346     291,171
Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
   Additional shares issuable upon
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                                   6,542                   6,388

Adjusted weighted average
shares outstanding             298,062   295,066     298,346     297,559

Earnings per share:
   Primary                       $1.71     $1.56       $1.00       $0.92
   Fully Diluted*                $1.71     $1.54       $1.00       $0.91




*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities were anti-dilutive or resulted in a less than 3% dilution for the periods presented.







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